CELLETRA LTD. AND ITS SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2006

U.S. DOLLARS IN THOUSANDS

UNAUDITED

INDEX

Page

Consolidated Balance Sheets	2 - 3

Consolidated Statements of Operations	4

Notes to Consolidated Financial Statements	5

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CELLETRA LTD. AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	June 30, 2006	December 31, 2005
ASSETS	Unaudited

CURRENT ASSETS:
Cash and cash equivalents	1,308	1,651
Trade receivables (net of allowance of doubtful accounts of $ 129 as of December 31, 2005 and $ 122 as of June 30, 2006)	3,400	2,637
Other accounts receivable	914	522
Inventories	2,421	3,039
Restricted cash	406	56

Total current assets	8,449	7,905

LONG-TERM INVESTMENTS:
Severance pay fund	700	630
Long-term lease deposit	55	54

Total long-term investments	755	684

PROPERTY AND EQUIPMENT, NET	326	388

OTHER ASSETS, NET	45	47

Total assets	9,575	9,024

The accompanying notes are an integral part of the consolidated financial statements.

CELLETRA LTD. AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	June 30, 2006	December 31, 2005
	Unaudited

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank credit	1,701	-
Trade payables	2,029	1,228
Employees and payroll accruals	482	510
Accrued expenses and other liabilities	659	958

Total current liabilities	4,871	2,696

LONG-TERM LIABILITIES:
Accrued severance pay	757	684
Other liabilities	-	14

Total long-term liabilities	757	698

SHAREHOLDERS' EQUITY:
Share capital
Series BB convertible Preferred shares	91	91
Series BB-1 convertible Preferred shares	65	65
Series A-1 convertible Preferred shares	34	34
Deferred shares	21	21
Additional paid-in capital	40,364	40,364
Accumulated deficit	(36,628)	(34,945)

Total shareholders' equity	3,947	5,630

Total liabilities and shareholders' equity	9,575	9,024

The accompanying notes are an integral part of the consolidated financial statements.

, 2006
Date of approval of the	Kobi Asher	Shaike Schatzberger
financial statements	Chief Financial Officer	Chief Executive Officer

CELLETRA LTD. AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

	Six months ended June 30,		Year ended December 31,
	2006	2005	2005
	Unaudited

Revenues	4,371	5,863	7,251
Cost of revenues	3,410	3,872	5,408

Gross profit	961	1,991	1,843

Operating expenses:

Research and development, net	1,130	1,122	2,059

Sales and marketing	966	1,040	1,950

General and administrative	435	460	917

Total operating expenses	2,531	2,622	4,926

Operating loss	1,570	631	3,083

Financial expenses (income)	106	(82)	(231)

Other expenses	1	15	24

Net loss	1,677	564	2,876

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

NOTE 1:-

GENERAL

a.

Celletra Ltd. ("the Company"), an Israel - based company, and its U.S. subsidiary, Celletra Inc., are engaged in the development and marketing of innovative transmission solutions for wireless communication.

NOTE 2:-

SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2005, are applied consistently in these financial statements.

NOTE 3:-

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.